Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Ralph Norwood	Dave Gentry
Chief Financial Officer	Aurelius Consulting Group
617-661-0540	407-644-4256
www.runonideas.com
info@Aureliusconsulting.com

SATCON TECHNOLOGY REPORTS FY2003 FOURTH QUARTER AND YEAR END RESULTS

Quarterly operating loss improves to its lowest in over three years

Cambridge, MA – December 23, 2003 – SatCon Technology Corporation© (Nasdaq NM: SATC), a manufacturer of power control products, today reported financial results for its fiscal 2003 fourth quarter and year end, which ended September 30, 2003.

Revenues for the three months ended September 30, 2003 were $8.0 million as compared to $11.2 million in the same period last year. For the year, revenues totaled $26.9 million in fiscal 2003 compared with $41.6 million in fiscal 2002.  David Eisenhaure, SatCon’s president and chief executive officer, said: “Although our revenues for the quarter were down compared to a year ago, they were up from the $6.4 million of last quarter and was our highest quarterly revenue for the fiscal year.”

The operating loss for the fourth quarter ending September 30, 2003 was $2.2 million compared to $4.0 million in the fourth quarter of fiscal 2002.  For the year, the net operating loss totaled $26.1 million in fiscal 2003 compared with $19.0 million in fiscal 2002.

“What is important is that the trend has been toward reduced operating losses and lower our cash burn rates. Our operating loss in the fourth quarter was our lowest quarterly loss in over three years and is clear evidence that our cost reduction efforts are taking hold.”

“We have made significant cuts in our workforce in order to reduce overhead costs.  Our total workforce has been reduced from over 300 to just less than 200 personnel.  We reorganized the Power Systems division under Mike Turmelle, our Chief Operating Officer, to reduce management and overhead costs.  To gain efficiencies, we have also created an engineering pool that supports all the divisions.  We have cut outside service costs to save on expenses.  We will continue to investigate the possibilities of further facility consolidation and other cost cutting measures in the coming months.”

“We have focused on the design, manufacture and sale of power control products that we believe have achieved increased market acceptance.  Power control products match electrical power characteristics to load requirements.  In other words, they make power usable, distributable and manageable by controlling the power characteristics at the end use.  This ability is important for high power applications in critical military systems, alternative energy applications and in high reliability industrial automation.  We are seeing a growing market acceptance for power control products in these markets.”

“This past year we introduced a line of Power Conversion Systems for photovoltaic (solar) power generation for commercial and light industrial applications to complement our alternative energy products for fuel cell and wind turbine power generation. The converters are designed for use with solar power systems to generate electrical power in office buildings, small factories, hotels and similar facilities. The report Clean Energy Trends 2003, published by Clean Edge research, estimates that solar photovoltaics (PV) (including modules, system components, and installation) will grow from a $3.5 billion global industry in 2002 to more than $27.5 billion by 2012. And fuel cells for mobile, stationary, and portable applications will grow from $500 million to $12.5 billion over the next decade. We believe SatCon’s power conversion products can take part in this growing global market.”

“Uni-Solar, the leading manufacturer of thin film photovoltaic solar panels and provider of commercial PV roof system solutions, recently selected the SatCon PowerGateTM Power Converter System for integration into its photovoltaic power generation systems for installations greater than 50-kilowatts.”

“During the year we delivered and recently installed two of our Rotary UPS systems.  A power outage occurred within the following day of the installation at LeCroy and our system was able to maintain power to the facilities critical systems.  The installation at the Deluxe Film Laboratories in Toronto also went well and we are encouraged by the feedback that we have received from potential customers and product representatives now that we have units working in the field.”

Concluded Eisenhaure, “After our recent financing, our cash position has improved significantly and, while we continue to operate under a “going concern” opinion from our auditors, our cost cutting efforts combined with a more focused approach to marketing and sales has helped to improve our financial position going forward.  We believe that the improved results in the fourth quarter provide a sound base for future improvements for fiscal 2004.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power Control products for critical military systems, alternative energy applications and in high-reliability industrial automation.  Products include inverter electronics from 5 kilowatts to 5 megawatts; power switches; and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics and high-efficiency machines and control systems for a variety of defense applications.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

SatCon Technology Corporation

Consolidated Statements of Operations

($ in thousands, except per share data)

	Three months ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
	(Unaudited)

Product revenue	$7,057	$8,451	$21,648	$30,799
Funded research and development revenue	969	2,784	5,282	10,831
Total revenue	8,026	11,235	26,930	41,630
Operating expenses:
Cost of product revenue	6,223	8,038	26,019	29,644
Research and development expenses
Funded research and development expenses	1,253	1,941	5,038	7,177
Unfunded research and development expenses	65	1,098	1,492	5,851
Total research and development expenses	1,318	3,039	6,530	13,028
Selling, general and administrative expenses	2,589	4,061	13,564	15,850
Amortization of intangibles	112	142	505	589
Restructuring costs	—	—	—	1,500
Write-off of impaired long-lived assets	—	—	700	—
Write-off of impaired goodwill and intangible assets	—	—	5,751	—
Total operating expenses	10,242	15,280	53,069	60,611
Operating loss	(2,216)	(4,045)	(26,139)	(18,981)
Realized gain/(loss) on sale of marketable securities	—	—	—	17
Unrealized gain/(loss) on warrants	69	(6)	82	(519)
Unrealized loss on Series B warrants	(1,879)	—	(1,879)	—
Write-down of investment in Beacon Power	—	(1,400)	(542)	(1,400)
Realized gain from sale of Beacon Power common stock	103	—	899	—
Other income/(expense)	15	122	71	(10)
Interest income	1	18	5	292
Interest expense	(3,293)	(61)	(3,978)	(160)
Net loss	$(7,200)	$(5,372)	$(31,481)	$(20,761)

Earnings per share, basic and diluted:

Net loss	$(0.37)	$(0.32)	$(1.72)	$(1.25)

Shares used for computing basic and diluted EPS	19,435	16,570	18,258	16,550

SatCon Technology Corporation

($ in thousands)

Consolidated Balance Sheets as of:	September 30, 2003	Se ptember 30 2002

ASSETS

Current assets:
Cash and cash equivalents (including restricted cash)	$1,235	$2,120
Accounts receivable, net	5,499	7,227
Unbilled contract costs, net	803	1,607
Funded research and development expenses in excess of billings	151	—
Inventory	5,802	10,246
Prepaid expenses and other current assets	726	988
Total current assets	14,216	22,188
Property and equipment	14,699	15,487
Accumulated depreciation	(7,772)	(6,247)
Property and equipment, net	6,927	9,240
Goodwill and Intangibles	6,274	13,518
Accumulated amortization	(2,651)	(3,554)
Goodwill and Intangibles, net	3,623	9,964
Investment in Beacon Power Corporation	—	800
Warrant to purchase Beacon Power common stock	90	14
Warrant to purchase MTI common stock	7	2
Other long-term assets	119	152
Total assets	$24,982	$42,360

LIABILITIES AND EQUITY

Current liabilities:
Bank line of credit	$1,802	$—
Current portion of long-term debt	271	267
Accounts payable	5,967	5,878
Accrued expenses	5,141	4,434
Deferred revenue	2,447	638
Total current liabilities	15,628	11,217
Redeemable convertible Series A preferred stock	1,659	—
Convertible subordinated debentures	763	—
Long-term liabilities, net of current portion	770	1,217

Stockholders’ equity:
Common stock; $.01 par value, 50,000,000 shares authorized;
21,023,200 shares issued at September 30, 2003 and 16,741,646 shares issued at September 30, 2002	210	167
Additional paid-in capital	122,793	115,801
Accumulated deficit and accumulated other comprehensive loss	(116,841)	(86,042)
Total stockholders’ equity	6,162	29,926
Total liabilities and stockholders’ equity	$24,982	$42,360